SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.__)

Filed by the registrant [X]
Filed by a party other than the registrant [  ]

Check the appropriate box:

    [ ] Preliminary proxy statement.
    [ ] Confidential,  for use of the  Commission  only (as  permitted by Rule
        14a-6(e)(2)).
    [X] Definitive proxy statement.
    [ ] Definitive additional materials.
    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.



                            COMSTOCK RESOURCES, INC.
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

    [X] No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)Title of each class of securities to which transaction applies:
        2)Aggregate number of securities to which transaction applies:
        3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which filing fee is calculated and state how it was determined):
        4)Proposed maximum aggregate value of transaction:
        5)Total fee paid:

    [ ] Fee paid previously with preliminary materials.
    [ ] Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

        1)Amount previously paid:
        2)Form, Schedule or Registration Statement No.:
        3)Filing Party:
        4)Date Filed:

                            COMSTOCK RESOURCES, INC.

                                5005 LBJ Freeway
                                   Suite 1000
                               Dallas, Texas 75244

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 11, 1998

To the Stockholders of Comstock Resources, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of Comstock Resources, Inc. will be held at the Westin Hotel at the Galleria, 13340 Dallas Parkway, Dallas, Texas, on May 11, 1998 at 4:00 p.m., Dallas time, for the following purposes:

     1. To elect two Class A directors to serve terms of three years and until their successors are duly elected and qualified;

     2. To ratify the appointment of Arthur Andersen LLP as independent public accountants for 1998; and

     3. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on April 9, 1998 as the record date for determining the stockholders entitled to notice and to vote at the meeting or any adjournment thereof. A list of such stockholders will be open to examination of any stockholder at the Company's offices at 5005 LBJ Freeway, Suite 1000, Dallas, Texas, 75244, during ordinary business hours, for a period of at least ten days prior to the meeting.



                                  BY ORDER OF THE BOARD OF DIRECTORS

                                   /s/ROLAND O. BURNS
                                   ------------------

                                         ROLAND O. BURNS
                                         SECRETARY

Dallas, Texas,
April 13, 1998


                                    IMPORTANT

TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

                            COMSTOCK RESOURCES, INC.

                                5005 LBJ Freeway
                                   Suite 1000
                               Dallas, Texas 75244


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS



                             To Be Held May 11, 1998


     The Board of Directors of Comstock Resources, Inc., a Nevada corporation (the "Company"), hereby solicits your proxy in the form enclosed for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Westin Hotel at the Galleria, 13340 Dallas Parkway, Dallas, Texas at 4:00 P.M., Dallas time, on May 11, 1998, or at any adjournment thereof. The expenses of this solicitation will be borne by the Company. Proxies may be solicited by mail, personal interview, telegram and telephone by directors, officers, employees and agents of the Company without compensation.

     This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 13, 1998. The principal executive office of the Company is located at 5005 LBJ Freeway, Suite 1000, Dallas, Texas 75244, telephone (972) 701-2000.

     Only stockholders of record at the close of business on April 9, 1998 are entitled to notice and to vote at the Annual Meeting. On that date, there were 24,218,863 shares of the Company's common stock, $.50 par value (the "Common Stock"), outstanding. Included in the total outstanding shares are 22,796 shares reserved for conversion of shares which have not been tendered for exchange subsequent to the Company's reincorporation in Nevada in 1981. Such shares are not eligible to vote at the Annual Meeting. Accordingly, the aggregate shares entitled to vote at the meeting are 24,196,067. Each share is entitled to one vote.

     You are encouraged to attend the Annual Meeting and vote in person. Execution of the enclosed proxy will not in any way affect your right to do so. A stockholder may revoke a proxy at any time prior to the voting thereof by filing with the Secretary of the Company, prior to the stockholder vote, a written revocation or duly executed form of proxy bearing a later date, or by voting in person at the Annual Meeting.

     Attendance at the Annual Meeting, either in person or by proxy, by the record holders of a majority of the outstanding shares of the Common Stock constitutes a quorum. Cumulative voting is not permitted.

             SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS

     The following table sets forth certain information, as of April 9, 1998, with respect to the beneficial ownership of Common Stock by (i) each executive officer of the Company named in the Summary Compensation Table set forth in this Proxy Statement, (ii) each director and each nominee for director of the Company, (iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to be the beneficial owner of 5% or more of the Common Stock.

                                                             Shares Beneficially
                                                                   Owned
                                                            -------------------
                  Name(1)                                    Number(2)   Percent
                  -------                                    ---------   -------

M. Jay Allison ........................................      1,268,204      5.0%
     President, Chief Executive Officer and
     Chairman of the Board Directors
Roland O. Burns .......................................        275,250      1.1%
     Senior Vice President, Chief Financial
     Officer, Secretary and Treasurer
Richard S. Hickok .....................................        114,135 (3)  *
     Director
Franklin B. Leonard ...................................        147,950 (4)  *
     Director
Cecil E. Martin, Jr ...................................        328,985 (5)  1.4%
     Director
James L. Menke ........................................         80,500      *
     Vice President of Operations
Richard G.  Powers ....................................         58,500      *
     Vice President of Land
David W. Sledge .......................................         40,153      *
     Director
Michael W.  Taylor ....................................         29,000      *
     Vice President of Corporate Development

All Executive Officers and Directors
     as a Group (11 Persons) ..........................      2,405,027      9.2%

Prudential Insurance Company of America ...............      1,513,400 (6)  6.3%
751 Broad Street
Newark, New Jersey 07102
-----------------
     * Indicates less than one percent.

     (1) Unless otherwise noted, the address of each beneficial owner is c/o Comstock Resources, Inc., 5005 LBJ Freeway, Suite 1000, Dallas, Texas 75244.
     (2) Includes shares issuable pursuant to stock options which are presently exercisable or exercisable within 60 days in the following amounts:
          Mr. Allison--1,080,000 shares; Mr. Burns--240,000 shares; Mr. Hickok--56,000 shares; Mr. Leonard--65,000 shares; Mr. Martin--56,000 shares; Mr. Menke--80,500 shares; Mr. Powers--58,500 shares; Mr. Sledge--30,000 shares; Mr. Taylor--29,000 shares; and all executive officers and directors -- 1,798,875.
     (3) Includes 32,572 shares held by a corporation owned 90% by Mr. Hickok's wife and 10% by Mr. Hickok's children.
     (4) Includes 45,771 shares held by a trust for the benefit of Mr. Leonard's wife.
     (5) Includes 135,632 shares and options to purchase 42,875 shares held by Mr. Martin's wife individually or as trustee on behalf of family trusts.
     (6) Ownership based on Schedule 13G filing dated February 13, 1998. 812,300 shares of the reported ownership have shared voting and investment power.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

     The Company's Board of Directors presently consists of five members comprised of three classes (Class A, B, and C). Directors are elected in classes to serve terms of three years. The Class A directors, whose term expires at the Annual Meeting, are Franklin B. Leonard and Cecil E. Martin, Jr. The Class B directors, whose term expires in 1999, are M. Jay Allison and David W. Sledge. The Class C director, whose term expires in 2000, is Richard S. Hickok. At the Annual Meeting, two Class A directors will be elected, each for a term of three years beginning in 1998 and until their successors are duly elected and qualified. The Board of Directors has nominated Franklin B. Leonard and Cecil E. Martin, Jr. to serve as the Class A directors. Further information with respect to the nominees and the other directors continuing in office is set forth below.

                          Nominees for Three-Year Terms

FRANLKIN B. LEONARD, (70) Director

     Mr. Leonard has been a director of the Company since 1960. From 1961 to 1994, Mr. Leonard served as President of Crossley Surveys, Inc., a New York based company which conducted statistical surveys. Mr. Leonard's family's involvement in the Company spans four generations dating back to the 1880's when Mr. Leonard's great grandfather was a significant shareholder of the Company. Mr. Leonard also served as a director of Glen Ridge Savings and Loan Association from 1968 to 1990. Mr. Leonard holds a B.S. degree from Yale University.

CECIL E. MARTIN, JR., (56) Director

     Mr. Martin has been a director of the Company since 1988. Mr. Martin has been a significant investor in the Company since 1987. From 1973 to 1991 he served as Chairman of a public accounting firm in Richmond, Virginia. Mr. Martin also serves as a director for Ten-Key, Inc. Mr. Martin holds a B.B.A. degree from Old Dominion University and is a Certified Public Accountant.


                         Directors Continuing in Office

M. JAY ALLISON, (42) President, Chief Executive Officer and Chairman of the Board of Directors

     Mr. Allison has been a director of the Company since 1987, and President and Chief Executive Officer of the Company since 1988. Mr. Allison was elected Chairman of the Board of Directors in 1997. From 1987 to 1988, Mr. Allison served as Vice President and Secretary of the Company. From 1981 to 1987, he was a practicing oil and gas attorney with the firm of Lynch, Chappell & Alsup in Midland, Texas. In 1983, Mr. Allison co-founded a private independent oil and gas company, Midwood Petroleum, Inc., which was active in the acquisition and development of oil and gas properties from 1983 to 1987. He received B.B.A., M.S. and J.D. degrees from Baylor University in 1978, 1980 and 1981, respectively.

RICHARD S. HICKOK, (72) Director

     Mr. Hickok has been a director of the Company since 1987. From 1948 to 1983, he was employed by the international accounting firm of Main Hurdman where he retired as Chairman. From 1978 to 1980, Mr. Hickok served as a Trustee of the Financial Accounting Foundation and has extensive involvement serving on various committees of the American Institute of Certified Public Accountants. He currently serves as a director of Marsh & McLennan Company, Inc. and Projectavision, Inc. Mr. Hickok holds a B.S. degree from the Wharton School of the University of Pennsylvania.

DAVID W. SLEDGE, (41) Director

     Mr. Sledge was elected to the Board of Directors of the Company in 1996. Mr. Sledge served as President of Gene Sledge Drilling Corporation, a privately held contract drilling company based in Midland, Texas until its sale in October 1996. Mr. Sledge served Gene Sledge Drilling Corporation in various capacities from 1979 to 1996. Mr. Sledge is a past director of the International Association of Drilling Contractors and is a past chairman of the Permian Basin chapter of this association. He received a B.B.A. degree from Baylor University in 1979.

     There are no family relationships among any of the officers or directors of the Company.

Meetings of the Board of Directors and Committees

     During 1997, the Board of Directors held seven meetings, and each Director participated in all of the meetings. The Company's Executive Committee is authorized to act and acts during the intervals between the meetings of the Board of Directors and has all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company, except the power to declare dividends; to adopt, amend or repeal bylaws; to adopt an agreement of merger or consolidation; to sell substantially all of the Company's assets; to recommend a dissolution of the Company to the stockholders; or to authorize the issuance of stock of the Company. The Executive Committee consists of M. Jay Allison as Chairman, and Cecil E. Martin, Jr. and Richard S. Hickok as members. The Executive Committee did not meet in 1997.

     The Company's Audit Committee has responsibility for recommending retention or change of the Company's independent auditors, reviewing with management and the independent auditors the Company's financial statements, accounting and financial policies and practices, audit scope and adequacy of the Company's internal control structure. The Audit Committee consists of Richard S. Hickok as Chairman, and Franklin B. Leonard and David W. Sledge as members. The Audit Committee held two meetings during 1997 at which all members were present. In addition, the Company's Senior Vice President, as well as the Company's independent public accountants, consult regularly with the Audit Committee on an informal basis to discuss various accounting related issues.

     The Company's Compensation Committee reviews and recommends to the Board of Directors the compensation and promotion of officers of the Company, the terms of any proposed employee benefit arrangements and the making of awards under such arrangements. The Compensation Committee consists of Cecil E. Martin, Jr., as Chairman, Franklin B. Leonard and David W. Sledge as members. The Compensation Committee held two meetings during 1997 at which all members were present.

     The Company has not established a formal nominating committee and presently the full Board of Directors considers director nominations.

Compensation of Directors

     The Company pays annual fees to directors who are not employees of the Company and reimburses such directors for expenses in attending meetings. In 1997, the Company paid an annual fee of $21,000 to directors who chair committees, and an annual fee of $18,000 to the remaining directors. The Company also pays Mr. Martin for additional services provided to the Company under a consulting agreement which provides for an annual payment of $18,000. Mr. Harold
R. Logan, the former chairman of the Board of Directors received $29,616 for services until his retirement in May 1997. Beginning in 1998, the annual fee paid to directors who chair committees was increased to $30,000 and the annual fee to the remaining directors was increased to $25,000. Under a plan established by the Board of Directors, each director can make an annual election to receive his director and consulting fees in cash or in the equivalent number of shares of Common Stock at the then current market price of Common Stock. In January 1997, the Company issued 9,256 shares of Common Stock, at its then current market value of $12.25 per share, to the non-employee directors, in full payment of director fees and amounts due under consulting agreements aggregating $125,616.

Under the Company's 1991 Long-term Incentive Plan, each non-employee director receives on the date of initial election or appointment to the Board of Directors options to acquire 10,000 shares of Common Stock. In addition, each non-employee director receives at each annual meeting of stockholders, so long as such person remains a director, options to acquire 10,000 shares of Common Stock. The exercise price equals the fair market value on the date of grant.

     Under Nevada law, directors will be elected by a plurality vote and the persons receiving the greatest number of votes will be elected as the Class A Directors.

     Shares represented by proxies will be voted FOR the election of the Board of Directors' nominees unless otherwise indicated on the proxy. If at the time of the meeting, either of the nominees has become unavailable for any reason, the persons entitled to vote the proxy shall vote for such substitute nominee or nominees as they, in their discretion, may determine. The Company knows of no reason why either nominee would be unavailable to serve.

                             EXECUTIVE COMPENSATION


     The following table sets forth certain information regarding compensation earned during each of the Company's last three fiscal years by the Company's Chief Executive Officer and the four other highest paid executive officers of the Company.

                           Summary Compensation Table

                                                                            Long-Term
                                               Annual Compensation         Compensation
                                         --------------------------------  ------------
                                                                             Options
Name and Principal Position     Year     Salary      Bonus     Other(1)(2)    Awards
---------------------------     ----     ------      -----     -----------    ------
M. Jay Allison,                 1997   $ 245,000   $ 450,000   $   5,925     340,000
    President and Chief         1996     245,000     350,000       3,919   1,165,000
    Executive Officer           1995     245,000     155,000       2,782      50,000

Roland O. Burns,                1997     132,500     112,000       3,970      85,000
    Senior Vice President and   1996     132,500      85,000       2,250     292,500
    Chief Financial Officer     1995     128,000      40,000       1,680      22,500

James L. Menke,                 1997     100,000      65,000       2,246      18,000
    Vice President              1996      93,200      50,000       1,846     102,500
    of Operations               1995      90,000      30,000       1,181        --

Richard G. Powers (3),          1997      90,000      50,000       1,797      20,000
    Vice President of Land

Michael W. Taylor(3),           1997      93,000      90,000       2,056      45,000
    Vice President of
    Corporate Development
--------------

     (1) The value of all perquisites provided to each executive office by the Company did not exceed the lesser of $50,000 or 10% of such officer's salary and bonus for the year.
     (2) Represents the Company's matching contributions under the Company's 401(k) Profit Sharing Plan and life insurance premiums paid by the Company on the portion of keyman insurance benefits that would not be payable to the Company.
     (3) Mr. Powers and Mr. Taylor were elected as executive officers in December 1997.

     The following table sets forth certain information regarding stock options granted during 1997 to the named executive officers of the Company.

                                                   Option Grants
                                                                                     Potential Realizable
                                                                                             Value
                                                                                        At Assumed Annual
                       Number of        Percent of                                    Rates of Stock Price
                      Securities       Total Options                                    Appreciation for
                      Underlying        Granted To      Exercise or                       Option Term
                        Options        Employees in     Base Price     Expiration   -------------------------
       Name             Granted         Fiscal Year      Per Share        Date           5%          10%
       ----           -----------      -------------    -----------    ----------   -----------   -----------
M. Jay Allison           140,000            24.3           $12.375      5/1/2003    $   589,216   $ 1,336,729
                         200,000            34.6           $12.375      1/1/2007      1,364,537     3,360,921
                       ---------           -----                                    -----------   -----------
                         340,000            58.9                                    $ 1,953,753   $ 4,697,650
                       ---------           -----                                    -----------   -----------

Roland O. Burns           35,000             6.0           $12.375      5/1/2003    $   147,304   $   334,182
                          50,000             8.7           $12.375      1/1/2007        341,134       840,230
                       ---------          ------                                    -----------   -----------
                          85,000            14.7                                    $   488,438   $ 1,174,412
                       ---------           -----                                    -----------   -----------

James L. Menke             8,000             1.4           $12.375      5/1/2003    $    33,669   $    76,385
                          10,000             1.7           $12.375      1/1/2007         68,227       168,046
                       ---------          ------                                    -----------   -----------
                          18,000             2.1                                    $   101,896   $   244,431
                       ---------          ------                                    -----------   -----------

Richard G. Powers         17,000             2.9           $12.375      5/1/2003    $    71,548   $   162,317
                           3,000              .5           $12.375      1/1/2007         20,468        50,414
                       ---------         -------                                    -----------   -----------
                          20,000             3.4                                    $    92,016   $   212,731
                       ---------          ------                                    -----------   -----------

Michael W. Taylor          6,000             1.0           $12.375      5/1/2003    $    25,252   $    57,288
                          14,000             2.4           $12.375      1/1/2005         70,530       164,365
                          25,000             4.4           $12.375      1/1/2007        170,567       420,115
                       ---------          ------                                    -----------   -----------
                          45,000             7.8                                    $   266,349   $   641,768
                       ---------          ------                                    -----------   -----------

     The following table sets forth certain information with respect to the value of the named executive officers option exercises in 1997 and unexercised options at December 31, 1997.

                                     Option Exercises/Options Held at Year End

                                                  Number of Securities           Value of Unexercised
                        Shares                   Underlying Unexercised          In-the-Money Options
                      Acquired on     Value     Options at Fiscal Year-End       at Fiscal Year End(1)
     Name              Exercise     Received   Exercisable     Unexercisable   Exercisable     Unexercisable
     ----              --------     --------   -----------     -------------   -----------     -------------

M. Jay Allison             -            -          780,000        1,140,000     $5,847,500       $750,000
Roland O. Burns            -            -          165,000          300,000      1,161,406        336,563
James L. Menke             -            -           62,500           68,000        390,781         46,875
Richard G. Powers          -            -           33,500           60,000        184,063         37,500
Michael W. Taylor       25,000      $116,688         5,000          135,000          4,688         84,375

(1) The last sale price for a share of Common Stock as reported by the New York Stock Exchange of December 31, 1997 was $11.94 and the exercise prices of the options in this table ranged from $2.00 to $12.375 per share.

Employment Agreements

     Effective May 15, 1997, the Company entered into employment agreements with
M. Jay Allison, the President and Chief Executive Officer of the Company, and Roland O. Burns, Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. Under the agreements, the Company has agreed to employ each of Mr. Allison and Mr. Burns for a period of 12 months at a minimum base rate of $245,000, and $132,500 per annum, respectively. Each of the employment agreements provides for the payment of severance benefits in an amount equal to three times the sum of the existing annual base salary plus the annual bonus of the employee upon (i) a change in control followed by (ii) the occurrence of certain specified events, including the assignment of the employee to duties inconsistent with his position immediately prior to the change in control, a reduction in the employee's salary, requiring the employee to be relocated, failure of a successor to the Company to assume the obligations of the Company under the employment agreement, failure of the Company to re-elect the employee to the offices held by him immediately prior to a change in control and a breach by the Company (or any successor) of any provisions of the employment agreement. The severance benefit payments are payable as a single cash payment within 30 days of the employee's termination of employment. As defined in the employment agreements, a "change in control" is deemed to have taken place if, without the approval or recommendation of a majority of the then existing Board of Directors of the Company, (a) a third person causes or brings about the removal or resignation of a majority of the then existing members of the Board or if a third person causes or brings about an increase in the size of the Board such that the then existing members of the Board thereafter represent a minority of the total number of persons comprising the entire Board; (b) a third person, including a group, becomes the beneficial owner of shares of any class of the Company's stock having 20% or more of the total number of votes that may be cast for the election of directors of the Company; or (c) the Company's stockholders approve a merger or other business combination of the Company with or into another corporation pursuant to which the Company will not survive or will survive only as a subsidiary of another corporation, or the sale or other disposition of all or substantially all of the assets of the Company, or any combination of the foregoing.

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the five years ended December 31, 1997 with the cumulative return on the New York Stock Exchange Index and index composed of all publicly traded oil and gas companies within SIC Code 1311, consisting of 184 companies. The graph assumes that $100 was invested in each category on the last trading day of 1992 and that dividends, if any, were reinvested.


                             Stock Performance Graph

                               [GRAPHIC OMITTED]



























Value of $100 Investment:

                                        1993     1994     1995     1996     1997
                                        ----     ----     ----     ----     ----

The Company                             $163     $177     $300     $693     $637
New York Stock Exchange(1)               114      111      144      174      229
Public Oil & Gas Producers               119      125      137      183      185

---------------
     (1) In prior years the Company selected the NASDAQ Stock Market Index (U.S. Only) as its major market index. In December 1996, the Common
          Stock was listed for trading on the New York Stock Exchange. Accordingly, the Company no longer uses the NASDAQ Stock Market Index. Beginning in 1997, the Company has chosen the New York Stock Exchange index as its major market index.

           Report of Compensation Committee on Executive Compensation

     The duties of the Company's Compensation Committee's include the annual review and approval of the Company's management compensation strategy, review and determination of individual elements of compensation for the Company's executive officers and oversight of the administration of the Company's 1991 Long-term Incentive Plan (the "Incentive Plan"). The Compensation Committee has not established any specific criteria in determining executive compensation. The goal of the Company's compensation arrangements is to attract, retain and reward personnel critical to the long-term success of the Company. To achieve this basic goal, the Compensation Committee sets annual base salaries for the Chief Executive Officer and the other executive officers and awards discretionary cash bonuses based on the Company's financial performance during the prior year, as well as the Compensation Committee's subjective assessment of an individual's own performance and ability in the position held by that person.

Base Salaries. The Company's compensation policy is for the Compensation Committee to annually review and set executive base salaries, including that of the President and Chief Executive Officer, within a competitive range given the Company's growth strategy. Once generally established, base salaries are adjusted within the competitive range on an individual basis based on past performance. In 1997, the Compensation Committee did not increase the salaries for Mr. Allison and Mr. Burns but did approve increases to base salaries to the other named executive officers ranging from 5% to 33%.

Discretionary Cash Bonuses. The Compensation Committee granted cash bonuses of $827,000 in the aggregate to the Company's seven executive officers for 1997, including $450,000 to Mr. Allison, for their performance with respect to the Company's achievements in 1997 including completing $221 million in property acquisitions and the successful development and exploratory drilling program. These achievements, in the opinion of the Committee, substantially enhanced the long-term business and financial prospects of the Company. The amount of each bonus was determined based upon the Compensation Committee's subjective assessment of the contribution of each executive officer. With respect to Mr. Allison, the Compensation Committee primarily considered his role and performance in directing the Company's growth and results in 1997.

Incentive Plan Awards. The Compensation Committee believes that a significant portion of executive compensation should be dependent on value created for the Company's stockholders. Through the Incentive Plan, stock options are granted to key management to align the interests of management with the interests of stockholders in working to increase the value of the Company's Common Stock. On October 27, 1997, the Compensation Committee granted options under the Incentive Plan to purchase 577,000 shares of Common Stock, at an exercise price of $12.375 per share, to the Company's executive officers and certain other key members of management. Of the options granted, options to purchase 542,000 shares of Common Stock were granted to executive officers and options to purchase 35,000 shares of Common Stock were granted to other key employees. Of the options granted to executive officers, options to purchase 340,000 shares of Common Stock were granted to Mr. Allison. Both the size of grants and the proportion relative to the total number of option shares granted generally increased as a function of the recipient's higher level of responsibility within the Company and individual performance. The factors upon which the Committee granted options, including the grants to Mr. Allison, were the same as those considered in awarding discretionary cash bonuses.

                                    The Compensation Committee
                                            Cecil E. Martin, Jr., Chairman
                                            Franklin B. Leonard
                                            David W. Sledge

                                 PROPOSAL NO. 2
          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed Arthur Andersen LLP as independent public accountants to audit the consolidated financial statements of the Company for 1998. Stockholders are being asked to ratify this appointment. Arthur Andersen LLP has served the Company in this capacity since 1989. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is necessary for ratification of the appointment of the independent accountants.

     The  Board  of  Directors   recommends  that  stockholders  vote  FOR  such
ratification. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.

     With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals (but not on the election of directors) and will be counted as present for purposes of the item on which the abstention is noted. Under the rules of the New York Stock Exchange, Inc. ("NYSE"), brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors and the ratification of accountants. Under applicable Nevada law, a broker non-vote will have no effect on the outcome of the election of directors or the ratification of accountants.

                              CERTAIN TRANSACTIONS

     There were no transactions between the Company and its officers and directors or principal stockholders during 1997.

                              STOCKHOLDER PROPOSALS

     Any proposal which a stockholder intends to present at the Company's annual meeting of stockholders in 1999 must be received by the Company by December 11, 1998, in order to be eligible for inclusion in the proxy statement and form of proxy relating to such meeting.

     The Company's 1997 Annual Report to Stockholders (including its Annual Report on Form 10-K for the fiscal year ended December 31, 1997) is being mailed to stockholders of record together herewith.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any matters other than those set forth above which will be presented for action by the stockholders at the meeting, but if any other matters should be presented, the persons named in the proxy intend to vote such proxies in accordance with their best judgement.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ROLAND O. BURNS
                                          ------------------
                                          ROLAND O. BURNS
                                          SECRETARY

Dallas, Texas
April 13, 1998

FORM OF PROXY

     x        PLEASE MARK YOUR
              VOTES AS IN THIS
              EXAMPLE

                                       WITHHOLD AUTHORITY    Nominees:
                                           To vote for       Franklin B. Leonard
                                FOR     Nominees listed      Richard S. Hickok

1.   Election of
     two (2) Class A
     Directors (term
     expires in 2001):          ------      ------


(Instruction: To withhold authority to vote for the individual nominee, write that nominee's name on the line below.)


--------------------------


                                FOR         AGAINST          ABSTAIN

2.   Proposal to ratify
     the appointment of
     Arthur Andersen LLP
     independent accountants
     for 1998                   ------      ------           ------

3. In their discretion on such other matters which may properly come before this meeting.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

SIGNATURE(S)                                             DATE:
             ----------------------------                     --------------

NOTE: Please sign exactly as your name appears on this proxy. If your stock is jointly owned, both parties must sign. Fiduciaries and representatives should so indicate when signing, and when more than one is named, a majority should sign.

                            COMSTOCK RESOURCES, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                  ANNUAL MEETING OF STOCKHOLDERS - MAY 11, 1998


The undersigned hereby appoints M. Jay Allison and Roland O. Burns, and each of them with full power of substitution, attorneys, agents and proxies of the undersigned to vote as directed on the reverse the shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of Comstock Resources, Inc. to be held Monday, May 11, 1998 at 4:00 p.m. Dallas time and any adjournment or adjournments thereof. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock and hereby ratifies and confirms all that said attorneys, their substitutes, or any of them, may lawfully do by virtue hereof.

                         (To be Signed on Reverse Side.)